Exhibit 99.1

FLEXION THERAPEUTICS, INC.

CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

APPROVED BY THE BOARD OF DIRECTORS ON JUNE 22, 2017

SECTION 1. INTRODUCTION.

The Flexion Therapeutics, Inc. Change in Control Severance Benefit Plan (the “Plan”) is hereby established effective upon the date of approval by the Board of Directors of Flexion Therapeutics, Inc. (the “Company”) set forth above (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to eligible employees of the Company in the event that such employees become subject to involuntary or constructive employment terminations in connection with a change in control. This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other then the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).

(c) “Cause” means, with respect to a particular employee, the meaning ascribed to such term in any written employment agreement, offer letter or similar agreement between such employee and the Company defining such term, and, in the absence of such agreement, means with respect to such employee, the occurrence of any of the following events: (i) such employee’s commission of any felony or any crime involving fraud; (ii) such employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iv) such employee’s repeated and willful failure to satisfactorily perform such employee’s job duties after 30 days written notice of such deficiency and an opportunity to cure (of at least 15 business days) or (v) such employee’s engaging or participating in any activity which is directly competitive with or injurious to the Company or which violates any material provisions of such employee’s Proprietary Information and Inventions Agreement with the Company (if applicable) which remains uncured after 30 days written notice thereof. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.

(d) “Change in Control” has the meaning ascribed to such term in the Equity Plan.

(e) “Change in Control Period” means the period commencing one month prior to the Closing of a Change in Control and ending 12 months following the Closing of a Change in Control.

(f) “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means the Compensation Committee of the Board of Directors of the Company.

(i) “Company” means Flexion Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such event.

(j) “Covered Termination” means a termination of employment that (1) is due to (a) a termination by the Company without Cause (and other than as a result of the employee’s death or disability) or (b) an employee’s resignation for Good Reason and (2) occurs within the Change in Control Period.

(k) “Director” means a member of the Board of Directors of the Company.

(l) “Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(m) “Equity Plan” means the Flexion Therapeutics, Inc. 2013 Equity Incentive Plan, as amended from time to time.

(n) “Good Reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such employee’s written consent: (i) a material reduction of such employee’s annual base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in employee’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company at employee’s level and that does not adversely affect the employee to a greater extent than other similarly situated employees; (ii) a material reduction in such employee’s authority, duties or responsibilities; provided, however, that a change in employee’s title or reporting relationships shall not alone provide the basis for a voluntary termination with Good Reason; (iii) a relocation of such employee’s principal place of employment with the Company to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); or (iv) a material breach by the Company of any provision of this Plan or any other material agreement between employee and the Company concerning the terms and conditions of employee’s employment; provided, however, that in each case above, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must first give the Company written notice of the action or omission giving rise to “Good Reason” within 30 days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and the employee’s resignation must be effective not later than 30 days after the expiration of such Cure Period.

2.

(o) “Participation Agreement” means an agreement between an employee and the Company in substantially the form of APPENDIX A attached hereto, and which may include such other terms as the Committee deems necessary or advisable in the administration of the Plan.

(p) “Plan Administrator” means the Committee prior to the Closing and the Representative upon and following the Closing, as applicable.

(q) “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 8(a).

(r) “Section 409A” means Section 409A of the Code and any state law of similar effect.

SECTION 2. ELIGIBILITY FOR BENEFITS.

(a) Eligible Employee. Each employee of the Company is eligible to participate in the Plan provided (i) such employee has signed and returned such Participation Agreement to the Company within 30 days following the date on which it is first provided to such employee; and (ii) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b) Release Requirement. Except as otherwise provided in an individual Participation Agreement, in order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release provided by the Company in substantially the form attached hereto as EXHIBIT A (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination. The Company, in its sole discretion, may reasonably modify the form of the Release as required to comply with applicable law.

(c) Plan Benefits Provided In Lieu of Individual Agreement Benefits. This Plan shall supersede and replace any change in control severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee (including, but not limited to, the Company’s Change in Control Bonus Plan) and any change in control benefits or any severance benefits that are payable to an Eligible Employee contingent upon, in whole or in part, the occurrence of a change in control of the Company, in either case in any individually negotiated employment contract or other agreement between the Company and an Eligible Employee. This Plan shall not supersede (i) any severance benefits to which an Eligible Employee may be entitled pursuant to a written agreement with the Company, to the extent such benefits are not contingent on the occurrence of a Change in Control and (ii) the provisions of the Equity Plan and any other equity incentive plan maintained by the Company and the equity award grant documents thereunder that apply to an Eligible Employee.

3.

(d) Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive severance benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1) The employee is terminated by the Company for any reason (including due to the employee’s death or disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3) The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation and would not give rise to the employee’s right to a resignation for Good Reason.

(4) The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.

(5) The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.

(e) Termination or Reduction of Severance Benefits. An Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee, without the prior written approval of the Plan Administrator willfully breaches any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in any confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the Eligible Employee and the Company, as applicable).

4.

SECTION 3. AMOUNT OF BENEFITS.

(a) Benefits in Participation Agreement. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Participation Agreement.

(b) Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to individuals who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c) Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d) Parachute Payments. If any payment or benefit an Eligible Employee will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

5.

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Eligible Employee and the Company within 15 calendar days after the date on which Eligible Employee’s right to a Payment becomes reasonably likely to occur (if requested at that time by Eligible Employee or the Company) or such other time as requested by Eligible Employee or the Company.

If the Eligible Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6.

SECTION 4. RETURN OF COMPANY PROPERTY.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

SECTION 5. TIME OF PAYMENT AND FORM OF BENEFITS.

The Company reserves the right in the Participation Agreement to specify whether payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. All benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any severance benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

7.

In no event shall payment of any severance benefits under the Plan be made prior to an Eligible Employee’s termination date or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this Plan, any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

All payments under the Plan shall be subject to applicable withholding for federal, state and local taxes.

SECTION 6. TRANSFER AND ASSIGNMENT.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

SECTION 7. RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a) Interpretation and Administration. Prior to the Closing, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

8.

(b) Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee.

(c) Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.

SECTION 8. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.

SECTION 9. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the Commonwealth of Massachusetts.

SECTION 10. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Flexion Therapeutics, Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Head of Human Resources

10 Mall Road, Suite 301

Burlington, Massachusetts 01803

9.

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Flexion Therapeutics, Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Head of Human Resources

10 Mall Road, Suite 301

Burlington, Massachusetts 01803

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.

(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

11.

Section 11. BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 12. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 26-1388364. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Flexion Therapeutics, Inc.

Attention to: Head of Human Resources

10 Mall Road, Suite 301

Burlington, Massachusetts 01803

In addition, service of legal process may be made upon the Plan Administrator.

(d) Plan Sponsor. The “Plan Sponsor” is:

Flexion Therapeutics, Inc.

10 Mall Road, Suite 301

Burlington, Massachusetts 01803

(781)305-7777

(e) Plan Administrator. The Plan Administrator is the Committee prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Flexion Therapeutics, Inc.

Compensation Committee of the Board of Directors or Representative

10 Mall Road, Suite 301

Burlington, Massachusetts 01803

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

12.

Section 13. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Flexion Therapeutics, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

13.

(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

14.

APPENDIX A

PARTICIPATION AGREEMENT

EXHIBIT A

RELEASE AGREEMENT

This document sets forth the substance of the Release Agreement (the “Release”) which Flexion Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition pursuant to its Change in Control Severance Plan (the “Plan”).

1. Separation. Your last day of work with the Company and your employment termination date will be [            ] (the “Separation Date”).

2. Accrued Salary and Vacation. [On the Separation Date], the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Release.

3. Severance Benefits. Pursuant to the Plan, if you execute [and do not revoke] this Release and remain in compliance with the continuing obligations set forth in your Proprietary Information and Inventions Assignment Agreement (“PIIA”), including the non-competition and non-solicitation obligations, the Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for [            ] following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the “Effective Date” as defined below, provided the Company has received the executed Release from you on or before that date. The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15 of the calendar year following the Separation Date. For purposes of Code Section 409A, your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4. Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on [            ]. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect and remain eligible for continued coverage under COBRA, and execute [and do not revoke] this Release, the Company will pay that portion of your COBRA premiums it was paying prior to the Separation Date for          month(s) following the Separation Date.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of [            ].

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

5. Stock Options. You were granted an option to purchase [            ] shares of the Company’s common stock, pursuant to the Company’s 2013 Equity Incentive Plan (the “Equity Plan”). Under the terms of the Equity Plan and your stock option grant, vesting will cease as of the Separation Date. Your rights to exercise your options as to any vested shares will be as set forth in the Equity Plan.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Release, you will not receive any additional compensation, severance or benefits after the Separation Date.

7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Human Resources. Receipt of the severance benefits described in Section 3 of this Release is expressly conditioned upon return of all Company property.

9. Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your PIIA not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your PIIA is attached hereto as Exhibit A. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Human Resources immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order. Receipt of the severance benefits described in Section 3 of this Release is expressly conditioned upon your continued compliance with the obligations of the PIIA, including the non-competition and non-solicitation obligations.

2.

10. Confidentiality. The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Release to your immediate family; (b) you may disclose this Release in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11. Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12. Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

13. Release of Claims. In exchange for the payments and other consideration under this Release, to which you would not otherwise be entitled, and except as otherwise set forth in this Release, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Release include, but are not limited to, any and all Claims that any of the Company Parties:

3.

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: [the Age Discrimination in Employment Act, as amended (“ADEA”)]; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Massachusetts Wage Act (as amended) and the [Massachusetts Fair Employment Practice Act (as amended)]; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; or

•	has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

4.

Notwithstanding the foregoing, other than events expressly contemplated by this Release you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company. Also excluded from this Release are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Release shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Release does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Release. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Release does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Release pursuant to any such plan or agreement.

14. [RESERVED]

15. Your Acknowledgments and Affirmations / Effective Date of Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Release is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Release; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Release; (c) you have been given [twenty-one (21) / forty-five (45)] days to consider this Release (although you may choose to voluntarily execute this Release earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Release to revoke this Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Release is executed by you.]

5.

16. No Admission. This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

17. Breach. You agree that upon any breach of this Release you will forfeit all amounts paid or owing to you under this Release. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Release and further agree that any threatened or actual violation or breach of those Sections of this Release will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Release, the Company shall be entitled to an injunction to prevent you from violating or breaching this Release. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Release, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Release.

18. Miscellaneous. This Release including the Exhibit(s), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of [the Commonwealth of Massachusetts] as applied to contracts made and to be performed entirely within Massachusetts.

6.

If this Release is acceptable to you, please sign below and return the original to Human Resources on or before [            ].

FLEXION THERAPEUTICS, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

[Name]

7.

Exhibit A –Proprietary Information and Inventions Agreement

8.

CONSIDERATION PERIOD

I,                     , understand that I have the right to take at least [21/45] days to consider whether to sign this Release, which I received on                     , 20    . If I elect to sign this Release before [21/45] days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the [21/45]-day consideration period.

AGREED:

Signature

Date

9.

FLEXION THERAPEUTICS, INC.

CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT

Name:

Section 1. ELIGIBILITY.

You have been designated as eligible to participate in the Flexion Therapeutics, Inc. Change in Control Severance Benefit Plan (the “Plan”), a copy of which is attached as EXHIBIT A to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.

Section 2. CHANGE IN CONTROL SEVERANCE BENEFITS.

If you are terminated in a Covered Termination, you will receive the severance benefits set forth in this Section 2.

(a) Base Salary. You shall continue to receive your then-current Base Salary (ignoring any decrease that forms the basis for your resignation for Good Reason, if applicable) for [                ] months following the date of termination (the “Severance Period”). The Base Salary will be paid in equal installments on the Company’s regular payroll schedule, subject to all standard deductions and withholdings, for the Severance Period commencing no later than the second payroll period following the later of (i) the effective date of your Release, or (ii) the Closing.

(b) Bonus Payment. You will be entitled to the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Board of Directors or Committee (or any authorized committee or designee thereof) for the year in which the Covered Termination occurs. If at the time of the Covered Termination you are eligible for the annual target cash bonus for the year in which the Covered Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary for your position for the year in which the Covered Termination occurs). For the avoidance of doubt, the amount of the annual target bonus to which you are entitled under this Section 2(b) will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, and individual, regional and area sales targets, if applicable), for the year of the Covered Termination was achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your base salary that would give rise to your right to resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Annual Target Bonus Severance Payment”). The Annual Target Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second payroll cycle following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which the Covered Termination occurs.

10.

(c) Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(d) Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock (each, an “Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Equity Award granted to you shall lapse in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting Equity Award for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, vesting acceleration with respect to any ongoing performance period(s) shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level. If necessary to give effect to this Section 2(d), if your Covered Termination occurs prior to a Change in Control, all of the Equity Awards you hold as of immediately prior to your Covered Termination shall remain outstanding after your Covered Termination for at least until the earlier of (i) 30 days after your Covered Termination or (ii) the Closing, if sooner. Notwithstanding anything to the contrary set forth herein, your Equity Awards shall remain subject to the terms of the applicable Company plan and award documents under which such Equity Award was granted, including any provision for earlier termination of such Equity Awards.

.

Section 3. ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The benefits that may be provided to you under this Agreement are subject to certain reductions and termination under Section 2 and Section 3 of the Plan.

(b) Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your compliance with the terms and conditions of the Release and your execution of, and compliance with, the terms and conditions of the attached Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement, as may be amended from time to time (the “Proprietary and Non-Competition Agreement”). [By signing below, you expressly acknowledge that the Proprietary and Non-Competition Agreement supersedes any prior agreement between you and the Company on the subject matter thereof and that you have received adequate consideration for entering into such Proprietary and Non-Competition Agreement]. Severance benefits under this Agreement shall immediately cease in the event of your violation of the provisions of the Release or the Proprietary and Non-Competition Agreement.

(c) Except as set forth in Section 2 of the Plan, this Agreement and the Plan supersede and replace any change in control severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you (including, but not limited to, the Company’s Change in Control Bonus Plan) and any change in control benefits or any severance benefits that are payable to you contingent upon, in whole or in part, the occurrence of a change in control of the Company, in either case in any individually negotiated employment contract or other agreement between you and the Company. This Agreement and the Plan shall not supersede (i) any severance benefits to which you may be entitled pursuant to a written agreement with the Company, to the extent such benefits are not contingent on the occurrence of a Change in Control and (ii) the provisions of the Equity Plan and any other equity incentive plan maintained by the Company and the equity award grant documents thereunder that apply to you.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to                                               no later than                                 , 2017.

Flexion Therapeutics, Inc.

By:

Title:

Eligible Employee

[Eligible Employee]

Date:

EXHIBIT A

CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

EXHIBIT B

PROPRIETARY INFORMATION, INVENTIONS,

NON-SOLICITATION, AND NON-COMPETITION AGREEMENT

In consideration of my continued employment by FLEXION THERAPEUTICS, INC., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”), the compensation now and hereafter paid to me, and other good and valuable consideration, including but not limited to enhanced severance benefits to which I may be entitled under the Company’s Change in Control Severance Plan, I hereby enter into this Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs; (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments (subsections 1.2(a) and (b) above are collectively referred to as “Inventions”); (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, and suppliers and supplier information; (d) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (e) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (f) information regarding personnel, employee lists, compensation, and employee skills; and (g) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with the Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National

14.

Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential and/or proprietary knowledge, data, or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6 Auditing. I further agree that in order for the Company to protect its Proprietary Information, the Company may at any time in its discretion, either with or without notice, audit and/or review files, materials and documents, computer hardware or software, email or voice message systems which are provided to, utilized by and/or created by me in the course of the performance of my responsibilities.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks, mask works and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, reproduce, make derivative works of, publicly perform, publicly display, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

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2.3 Assignment of Inventions. Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within six (6) months after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Ownership of Work Product.

(a) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b) I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

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3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company (as extended pursuant to Section 10.3, if applicable), I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

5.2 hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact;

5.3 solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or

5.4 solicit, perform, provide or attempt to perform or provide any Conflicting Services (as defined in Section 6 below) for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to either the date on which any of the actions specified in this Section 5 occurs (if I am still employed by the Company) or the one (1) year prior to the date my employment with the Company ends if I am no longer employed, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked during my employment by the Company or about which I acquired Proprietary Information; (ii) had business with the Company that I managed; (iii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iv) was solicited by the Company in an effort in which I directly or indirectly was involved or of which I was or should have been aware.

6. NON-COMPETE PROVISION. I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company (as extended pursuant to Section 10.3, if applicable), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Area (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Area.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company, that is directly competitive with a product, service, or process or the research and development thereof, of the Company with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information during my employment by the Company. Where Conflicting Services is part of a larger business involving both Conflicting Services and non-Conflicting Services, the restrictions in this Section 6 shall apply only to that part of the business that involves the management, sales, marketing, production, research or development of Conflicting Services.

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The parties agree that for purposes of this Agreement, “Restricted Territory” means the one hundred (100) mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of the Company under active consideration by the Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based. I specifically acknowledge that at the time of execution hereof, the Restricted Territory specifically includes the United States.

7. REASONABLENESS OF RESTRICTIONS.

7.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career and that I have the ability to secure other non-competitive employment using my marketable skills. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation the Company’s Proprietary Rights, Proprietary Information and the goodwill of its customers. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret and, if necessary and consistent with Section 13.2 herein, reform the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

8. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment by the Company, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or in trust. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9. RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, or at any time at the Company’s request, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the

Company, as well as any other Company property. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

10. LEGAL AND EQUITABLE REMEDIES.

10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

10.2 I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorneys’ fees, from me.

10.3 In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11. NOTICES. Any notices required or permitted hereunder shall be given to the Company at its primary office location, at my address as listed in the Company records, or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

12. PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYERS OR BUSINESS ASSOCIATES OF EMPLOYEE.

12.1 I shall execute the Termination Certification (see Exhibit B) on my last day of employment with the Company.

12.2 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

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12.3 I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13. GENERAL PROVISIONS.

13.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Massachusetts between Massachusetts residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4 Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.5 Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

13.9 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. Signatures delivered by facsimile or other electronic means (including but not limited to DocuSign) shall be deemed originals and shall bind the signatory notwithstanding any subsequent failure or refusal to deliver an original signed in ink.

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This Agreement shall be effective as of                         , 20    .

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

ACCEPTED AND AGREED TO:

FLEXION THERAPEUTICS, INC.

Michael Clayman, M.D.

Chief Executive officer

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EXHIBIT A

PREVIOUS INVENTIONS

TO:	FLEXION THERAPEUTICS, INC.

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by FLEXION THERAPEUTICS, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒     No inventions or improvements.

☐     See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

EXHIBIT B

TERMINATION CERTIFICATION

1. This is to certify that I do not have in my possession, and have not failed to return, any Company property and any Proprietary Information (as defined in the PROPRIETARY INFORMATION, INVENTIONS, NON-SOLICITATION, AND NON-COMPETITION AGREEMENT signed by me (the “Agreement”)) belonging to the Company.

2. I further certify that at all times during my employment with the Company that I have complied with all the terms of the Agreement, including the reporting of any inventions and original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable, under copyright or similar laws, conceived or made by me (solely or jointly with others) covered by the Agreement.

3. I further agree that, in compliance with the Agreement, I will preserve as confidential all Proprietary Information, and shall comply with all continuing obligations in the Agreement, including those outlined in Sections 1, 2, 5, 6 and 12 of the Agreement, all of which survive the termination of my employment.

Signature of Employee:

Print Name of Employee:

Date:                                     , 20